Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 4, 2009 (except Note O, as to which the date is June 12, 2009) with respect to the consolidated financial statements of HealthTronics, Inc. and subsidiaries, included in the Registration Statement (Form S-4) and related prospectus for the registration of its common stock to be issued in the merger with Endocare, Inc.

/s/ Ernst & Young LLP

Austin, Texas

June 12, 2009